Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-11492, File No. 333-36785, File No. 333-37420 and File No. 33370951) and Forms S-8 (File No. 333-08249, File No. 333-08251, File No. 333-30854, File No. 333-30926, File No. 333-55316, File No. 333-66903 and File No. 333-70947) of Wilhelmina International, Inc. of our report dated April 1, 2013, which appears on page 18 of this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Montgomery Coscia Greilich LLP

Plano, Texas
April 1, 2013